Exhibit 23.1

February 01, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Pacific Digital USA Corp. on Form S-1 of our audit report, dated January 10, 2012, relating to the accompanying balance sheet as of March 31, 2011 and the related statements of operations, stockholders’ deficit, and cash flows from inception (January 11, 2011) through March 31, 2011, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV
February 01, 2012